News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	November 8, 2012
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Third Quarter Ended September 30, 2012

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2012.

Operating Results for the Three Months Ended September 30, 2012

For the three months ended September 30, 2012, net income allocable to our common shareholders was $202.5 million or $1.18 per diluted common share compared to $118.0 million or $0.69 per diluted common share for the same period in 2011, representing an increase of $84.5 million or $0.49 per diluted common share.  This increase is due to (i) a $37.3 million increase resulting from foreign currency exchange gains and losses incurred in translating the value of our Euro-denominated loan receivable from Shurgard Europe into a U.S. Dollar equivalent, (ii) improved property operations (see below), and (iii) reduced allocations of income to our preferred shareholders due primarily to lower average coupon rates and lower average outstanding preferred shares.

Revenues for the Same Store Facilities (see table below) increased 4.8% or $18.8 million in the quarter ended September 30, 2012 as compared to the same period in 2011, primarily due to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities decreased by 2.3% or $2.8 million in the quarter ended September 30, 2012 as compared to the same period in 2011 due primarily to lower repairs and maintenance and media advertising.  Net operating income for our Same Store Facilities increased 7.9% or $21.6 million in the quarter ended September 30, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $5.2 million in the quarter ended September 30, 2012 as compared to the same period in 2011.

Operating Results for the Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, net income allocable to our common shareholders was $460.2 million or $2.68 per diluted common share, compared to $397.5 million or $2.33 per diluted common share for the same period in 2011, representing an increase of $62.7 million or $0.35 per diluted common share.  This increase is due to (i) improved property operations (see below) and (ii) a $16.7 million reduction in allocations of net income to preferred shareholders based upon distributions paid due to lower average coupon rates and lower average outstanding preferred shares, offset partially by (iii) a $27.8 million decrease in earnings due to the application of EITF D-42 to our and PSB’s redemptions of preferred securities, and (iv) a $16.0 million decrease due to foreign currency exchange gains and losses in translating our Euro-denominated loan receivable from Shurgard Europe into U.S. Dollars.

Revenues for the Same Store Facilities (see table below) increased 4.9% or $55.4 million in the nine months ended September 30, 2012 as compared to the same period in 2011, primarily due to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities decreased by 0.6% or $2.1 million in the nine months ended September 30, 2012 as compared to the same period in 2011 due primarily to lower media advertising.  Net operating income for our Same Store Facilities increased 7.5% or $57.5 million in the nine months ended September 30, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $14.0 million in the nine months ended September 30, 2012 as compared to the same period in 2011.

Funds from Operations

For the three months ended September 30, 2012, funds from operations (“FFO”) was $1.73 per diluted common share as compared to $1.29 for the same period in 2011, representing an increase of 34.1%.

For the three months ended September 30, 2012, FFO was impacted by a foreign currency exchange gain of $9.0 million (compared to a $28.3 million loss for the same period in 2011) and a $12.9 million charge in applying EITF D-42 due to redemptions of preferred securities, including our equity share of PSB (compared to a $16.2 million charge for the same period in 2011).

For the nine months ended September 30, 2012, FFO was $4.46 per diluted common share as compared to $4.17 for the same period in 2011, representing an increase of 7.0%.

For the nine months ended September 30, 2012, FFO was impacted by a foreign currency exchange loss of $2.5 million (compared to a $13.5 million gain for the same period in 2011) and a $56.9 million charge in applying EITF D-42 due to redemptions of preferred securities, including our equity share of PSB (compared to a $29.1 million net charge for the same period in 2011).

Our FFO was also impacted by impairment charges with respect to non-real estate assets, contingency accruals, our equity share of PSB’s lease termination benefits, and costs associated with the acquisition of real estate facilities, which reduced FFO per diluted common share $0.02 in the nine months ended September 30, 2012, and $0.01 in each of the three and nine months ended September 30, 2011.

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.76	$1.56	12.8%	$4.82	$4.27	12.9%

Foreign currency exchange gain (loss)	0.05	(0.17)		(0.01)	0.08
Application of EITF D-42	(0.08)	(0.09)		(0.33)	(0.17)
Other items, net	-	(0.01)		(0.02)	(0.01)

FFO per diluted common share, as reported	$1.73	$1.29	34.1%	$4.46	$4.17	7.0%

FFO is a term defined by the National Association of Real Estate Investment Trusts.  It is generally defined as net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a real estate investment trust (“REIT”), because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to FFO.

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  The following table summarizes the historical operating results of these 1,941 facilities (122.5 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2012.

Selected Operating Data for the Same Store Facilities (1,941 Facilities) (unaudited):	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$391,461	$372,301	5.1%	$1,130,548	$1,076,400	5.0%
Late charges and administrative fees	21,180	21,518	(1.6)%	60,721	59,459	2.1%
Total revenues (a)	412,641	393,819	4.8%	1,191,269	1,135,859	4.9%

Cost of operations:
Property taxes	40,580	39,550	2.6%	125,563	121,196	3.6%
On-site property manager payroll	24,694	25,289	(2.4)%	74,973	76,481	(2.0)%
Repairs and maintenance	8,487	10,960	(22.6)%	31,097	32,718	(5.0)%
Utilities	10,153	10,501	(3.3)%	27,852	29,175	(4.5)%
Media advertising	1,239	2,144	(42.2)%	6,275	9,550	(34.3)%
Other advertising and selling expense	8,943	7,816	14.4%	24,968	24,589	1.5%
Other direct property costs (b)	8,739	8,917	(2.0)%	26,492	27,215	(2.7)%
Supervisory payroll (c)	8,191	8,199	(0.1)%	25,630	24,605	4.2%
Allocated overhead (d)	7,540	7,962	(5.3)%	27,441	26,880	2.1%
Total cost of operations (a)	118,566	121,338	(2.3)%	370,291	372,409	(0.6)%

Net operating income (e)	$294,075	$272,481	7.9%	$820,978	$763,450	7.5%

Gross margin	71.3%	69.2%	3.0%	68.9%	67.2%	2.5%
Weighted average for the period:
Square foot occupancy (f)	92.7%	92.2%	0.5%	91.9%	91.5%	0.4%
Realized annual rent per occupied square foot (g) (h)	$13.79	$13.19	4.5%	$13.39	$12.81	4.5%
REVPAF (h) (i)	$12.79	$12.16	5.2%	$12.31	$11.72	5.0%

Weighted average at September 30:
Square foot occupancy				92.5%	91.7%	0.9%
In place annual rent per occupied square foot (j)				$14.63	$14.13	3.5%
Total net rentable square feet (in thousands)				122,464	122,464	-

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, office expenses incurred at the property, telephone and data communication lines at the properties, business license costs and bank charges related to handling the properties’ cash deposits.

(c)	Supervisory payroll expense represents compensation paid to the management personnel who directly and indirectly supervise the on-site property managers.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, information technology, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.  See attached reconciliation of Same Store NOI to our net income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(h)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and annualized rental income per available square foot (“REVPAF”) because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(i)
REVPAF represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(j)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2012	$383,928	$394,700	$412,641
2011	$366,497	$375,543	$393,819	$386,196	$1,522,055

Total cost of operations (in 000’s):
2012	$130,682	$121,043	$118,566
2011	$128,295	$122,776	$121,338	$104,632	$477,041

Property taxes (in 000’s):
2012	$43,058	$41,925	$40,580
2011	$41,382	$40,264	$39,550	$26,063	$147,259

Repairs and maintenance (in 000’s):
2012	$12,025	$10,585	$8,487
2011	$10,765	$10,993	$10,960	$12,519	$45,237

Media advertising (in 000’s):
2012	$3,145	$1,891	$1,239
2011	$4,046	$3,360	$2,144	$992	$10,542

REVPAF:
2012	$11.89	$12.25	$12.79
2011	$11.36	$11.64	$12.16	$11.96	$11.78

Weighted average realized annual rent per occupied square foot for the period:
2012	$13.17	$13.23	$13.79
2011	$12.65	$12.61	$13.19	$13.26	$12.92

Weighted average occupancy levels for the period:
2012	90.3%	92.6%	92.7%
2011	89.8%	92.3%	92.2%	90.2%	91.2%

Investing Activities

During the three months ended September 30, 2012, we acquired four self-storage facilities (300,000 net rentable square feet), located in Hawaii (two), New Jersey and California, for an aggregate of approximately $56 million in cash.  Subsequent to September 30, 2012, we acquired four self-storage facilities (409,000 net rentable square feet) in Texas, New York, Georgia, and Arizona for an aggregate of approximately $43 million in cash.  We are also under contract, subject to contingencies, to acquire two additional self-storage facilities (one in Georgia and one in California) with 218,000 net rentable square feet, at a total cost of approximately $21 million in cash.

Capital Activities

In the three months ended September 30, 2012, we issued $495.0 million of our 5.375% Series V Cumulative Preferred Shares and called a total of $367.3 million of our 6.45% Series F and 6.45% Series X Cumulative Preferred Shares for redemption.  We classified these series as a liability on our September 30, 2012 balance sheet and we recognized the associated EITF D-42 charges during the three months ended September 30, 2012.  We redeemed these securities on October 15, 2012.

On December 27, 2012, we will redeem our 6.250% Series Z, 6.125% Series A, and 6.180% Series D Cumulative Preferred Shares, at par, totaling $362.5 million.  We expect to incur EITF D-42 allocations to the preferred shareholders totaling approximately $12.0 million in the three months ending December 31, 2012 in connection with these redemptions.

Distributions Declared

On November 8, 2012, our Board of Trustees declared a regular common quarterly dividend of $1.10 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 27, 2012 to shareholders of record as of December 12, 2012.

Third Quarter Conference Call

A conference call is scheduled for November 9, 2012 at 10:00 a.m. (PST) to discuss the third quarter ended September 30, 2012 earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 40169788).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through November 23, 2012 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 40169788.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2012, the Company had interests in 2,069 self-storage facilities located in 38 states with approximately 132 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2012.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-Q for the period ended September 30, 2012 expected to be filed on or before November 9, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Amounts in thousands, except per share data)

Operating Revenues:
Self-storage facilities	$440,918	$415,552	$1,268,256	$1,194,753
Ancillary operations	32,013	30,011	93,022	85,817
	472,931	445,563	1,361,278	1,280,570
Operating Expenses:
Self-storage cost of operations	127,367	128,787	395,381	393,446
Ancillary cost of operations	9,857	9,793	29,156	28,304
Depreciation and amortization	89,897	90,821	265,195	268,254
General and administrative	15,298	14,116	44,117	40,944
Asset impairment charges (a)	-	2,186	-	2,186
	242,419	245,703	733,849	733,134
Operating income	230,512	199,860	627,429	547,436

Other income (expense):
Interest and other income	5,444	6,875	16,639	25,218
Interest expense	(4,926)	(5,862)	(15,327)	(18,779)
Equity in earnings of unconsolidated real estate entities (b)	12,642	15,269	30,353	41,755
Foreign currency exchange gain (loss)	9,019	(28,253)	(2,481)	13,495
Gain on real estate sales and debt retirement	193	4,983	1,456	5,111
Income from continuing operations	252,884	192,872	658,069	614,236
Discontinued operations (c)	11,935	1,641	12,403	1,786
Net income	264,819	194,513	670,472	616,022
Allocation to noncontrolling interests	(927)	(3,374)	(2,585)	(12,331)
Net income allocable to Public Storage shareholders	263,892	191,139	667,887	603,691
Allocation of net income to:
Preferred shareholders - distributions	(49,267)	(56,670)	(156,272)	(172,926)
Preferred shareholders - redemptions	(11,350)	(16,178)	(49,677)	(32,077)
Restricted share units	(810)	(341)	(1,787)	(1,164)
Net income allocable to common shareholders	$202,465	$117,950	$460,151	$397,524
Per common share:
Net income per common share – Basic	$1.19	$0.69	$2.70	$2.35
Net income per common share – Diluted	$1.18	$0.69	$2.68	$2.33
Weighted average common shares - Basic	170,576	169,728	170,460	169,512
Weighted average common shares - Diluted	171,700	170,830	171,558	170,538

(a)	Impairment charges relate to non-real estate assets.

(b)
Due to the application of EITF D-42 to PSB’s preferred equity redemptions, equity in earnings of unconsolidated real estate entities has been reduced by $1.6 million and $7.2 million for the three and nine months ended September 30, 2012, respectively, and increased $3.0 million in the nine months ended September 30, 2011.

(c)
Discontinued operations for the three and nine months ended September 30, 2012 includes an aggregate gain of $11.7 million on disposition of three self-storage facilities that were condemned through eminent domain proceedings, as well as the revenues and expenses generated by these facilities for all periods presented.

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA

	September 30, 2012 (unaudited)	December 31, 2011
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$535,752	$139,008
Operating real estate facilities:
Land and buildings, at cost	10,980,706	10,777,576
Accumulated depreciation	(3,650,000)	(3,398,379)
	7,330,706	7,379,197

Investment in unconsolidated real estate entities	716,401	714,627
Goodwill and other intangible assets, net	210,148	209,833
Loan receivable from unconsolidated real estate entity	399,794	402,693
Other assets	95,319	87,204
Total assets	$9,288,120	$8,932,562

LIABILITIES AND EQUITY
Notes payable	$347,943	$398,314
Preferred shares called for redemption	367,325	-
Accrued and other liabilities	242,706	210,966
Total liabilities	957,974	609,280

Redeemable noncontrolling interests	-	12,355

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 128,000 shares issued (in series) and outstanding (475,000 at December 31, 2011), at liquidation preference	3,200,000	3,111,271
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 170,634,560 shares issued and outstanding (170,238,805 at December 31, 2011)	17,064	17,024
Paid-in capital	5,411,623	5,442,506
Accumulated deficit	(312,690)	(259,578)
Accumulated other comprehensive loss	(15,371)	(23,014)
Total Public Storage shareholders’ equity	8,300,626	8,288,209
Permanent noncontrolling interests	29,520	22,718
Total equity	8,330,146	8,310,927
Total liabilities and equity	$9,288,120	$8,932,562

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents the 162 facilities (8.6 million net rentable square feet) that have been consolidated and operated by Shurgard Europe on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  We account for our investment in Shurgard Europe under the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (162 facilities) (unaudited):	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))
Rental income, late charges, and administrative fees	$46,953	$47,891	(2.0)%	$140,871	$141,676	(0.6)%

Cost of operations	19,250	20,758	(7.3)%	59,970	62,012	(3.3)%

Net operating income	$27,703	$27,133	2.1%	$80,901	$79,664	1.6%

Gross margin	59.0%	56.7%	4.1%	57.4%	56.2%	2.1%
Weighted average for the period:
Square foot occupancy (b)	83.5%	86.1%	(3.0)%	83.5%	85.3%	(2.1)%
Realized annual rent per occupied square foot (c) (d)	$25.65	$25.32	1.3%	$25.63	$25.19	1.7%
REVPAF (d) (e)	$21.42	$21.80	(1.7)%	$21.40	$21.49	(0.4)%

Weighted average at September 30:
Square foot occupancy				83.3%	86.0%	(3.1)%
In place annual rent per occupied square foot (f)				$28.14	$27.19	3.5%
Total net rentable square feet (in thousands)				8,627	8,627	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.251	1.251	-	1.282	1.282	-
Actual historical exchange rates	1.251	1.415	(11.6)%	1.282	1.406	(8.8)%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and nine months ended September 30, 2011 have been restated using the actual exchange rates for the three and nine months ended September 30, 2012, respectively.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(d)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(e)
REVPAF represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(f)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Amounts in thousands, except per share data)
Computation of FFO Allocable to Common Shares:
Net Income	$264,819	$194,513	$670,472	$616,022
Add back – depreciation and amortization, including amounts classified as discontinued operations	89,991	90,956	265,517	268,695
Add back – depreciation from unconsolidated real estate investments	18,391	17,925	56,955	52,351
Eliminate – gains on sale of real estate investments, including discontinued operations and from unconsolidated real estate investments	(13,010)	(5,943)	(14,273)	(5,818)
FFO allocable to equity holders	360,191	297,451	978,671	931,250
Less allocation of FFO to:
Noncontrolling equity interests	(1,730)	(3,784)	(4,950)	(13,696)
Preferred shareholders - distributions	(49,267)	(56,670)	(156,272)	(172,926)
Preferred shareholders - redemptions	(11,350)	(16,178)	(49,677)	(32,077)
Restricted share unitholders	(1,198)	(641)	(2,990)	(2,060)
FFO allocable to Common Shares	$296,646	$220,178	$764,782	$710,491

Diluted weighted average common shares outstanding	171,700	170,830	171,558	170,538

FFO per diluted common share	$1.73	$1.29	$4.46	$4.17
Computation of Funds Available for Distribution (“FAD”):

FFO allocable to Common Shares	$296,646	$220,178	$764,782	$710,491
Eliminate effect of non-cash items on FFO:
Share-based compensation expense	7,111	6,147	18,394	17,968
Asset impairment charges	-	2,186	-	2,186
Foreign currency exchange (gain) loss	(9,019)	28,253	2,481	(13,495)
Application of EITF D-42	12,941	16,178	56,856	29,060
Less: Capital improvements to real estate facilities	(18,344)	(12,734)	(58,642)	(57,026)

FAD (a)	$289,335	$260,208	$783,871	$689,184

Distribution paid to common shareholders	$187,629	$161,526	$562,625	$458,062

Distribution payout ratio (b)	64.8%	62.1%	71.8%	66.5%

Distributions per Common Share	$1.10	$0.95	$3.30	$2.70

(a)
Funds available for distribution (“FAD”) is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(b)	The distribution payout ratio is computed by dividing the distribution paid by FAD.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$412,641	$393,819	$1,191,269	$1,135,859
Non Same Store Facilities (a)	28,277	21,733	76,987	58,894

Self-storage revenues	440,918	415,552	1,268,256	1,194,753

Self-storage cost of operations for:
Same Store Facilities	118,566	121,338	370,291	372,409
Non Same Store Facilities (a)	8,801	7,449	25,090	21,037

Self-storage cost of operations	127,367	128,787	395,381	393,446

Net operating income for:
Same Store Facilities	294,075	272,481	820,978	763,450
Non Same Store Facilities (a)	19,476	14,284	51,897	37,857

Self-storage net operating income	313,551	286,765	872,875	801,307
Ancillary revenues	32,013	30,011	93,022	85,817
Ancillary cost of operations	(9,857)	(9,793)	(29,156)	(28,304)
Depreciation and amortization	(89,897)	(90,821)	(265,195)	(268,254)
General and administrative expense	(15,298)	(14,116)	(44,117)	(40,944)
Asset impairment charges	-	(2,186)	-	(2,186)
Interest and other income	5,444	6,875	16,639	25,218
Interest expense	(4,926)	(5,862)	(15,327)	(18,779)
Equity in earnings of unconsolidated real estate entities	12,642	15,269	30,353	41,755
Foreign currency exchange gain (loss)	9,019	(28,253)	(2,481)	13,495
Gain on real estate sales and debt retirement	193	4,983	1,456	5,111
Discontinued operations	11,935	1,641	12,403	1,786
Net income	$264,819	$194,513	$670,472	$616,022

(a)
We consolidate the operating results of 114 additional self-storage facilities that are not Same Store Facilities. Since January 1, 2012, we have acquired 14 self-storage facilities from third parties, and on June 1, 2012, we commenced consolidating three self-storage facilities that we previously accounted for on the equity method.  Included in the table above for the three and nine months ended September 30, 2012, are revenues totaling $2,806,000 and $4,417,000, respectively, and cost of operations totaling $1,228,000 and $1,962,000, respectively, for these 17 facilities.